Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

TransCode Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.0001 par value per share	457(g)	—	—	$2,152,704	0.00015310	$329.58
Fees to be Paid	Equity	Common stock underlying the Pre-Funded Warrants	457(g)	—	—	5,847,357	$0.00015310	$895.23
Fees to be Paid	Equity	Common stock underlying the Series C Warrants(2)	457(g)	—	—	$10,079,576	$0.00015310	$1,543.18
Fees to be Paid	Equity	Common stock underlying the Series D Warrants(3)	457(g)	—	—	$30,238,729	$0.00015310	$4,629.55
Fees Previously Paid	—	—	—	—	—	—	—	$—

Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$48,318,366		$7,397.54
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$7,397.54

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	The maximum aggregate offering price of the Series C Warrants were calculated using the Floor Price per warrant.
(3)	The maximum aggregate offering price of the Series D Warrants were calculated using the Floor Price per warrant.